EXHIBIT 10.52
GILEAD SCIENCES, INC.
2022 EQUITY INCENTIVE PLAN
GLOBAL RESTRICTED STOCK UNIT AGREEMENT
RECITALS
A.    The Company maintains the Gilead Sciences, Inc. 2022 Equity Incentive Plan (as the same may be amended, the “Plan”) for the purpose of providing incentives to attract, retain and motivate eligible Employees, Directors and Consultants.
B.    This Restricted Stock Unit Agreement (this “Agreement”) is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Company’s issuance of shares of Common Stock to Participant thereunder.
C.    Capitalized terms not otherwise defined in this Agreement have the meanings set forth in the Plan.
NOW, THEREFORE, the Company hereby awards Restricted Stock Units to the Participant named below upon the following terms and conditions:
1.Grant of Restricted Stock Units. The Company hereby awards to Participant, as of the Grant Date indicated below, Restricted Stock Units under the Plan (the “Award”), subject to the terms and conditions set forth in this Agreement. Each Restricted Stock Unit that vests hereunder will entitle Participant to receive one share of Common Stock on the specified issuance date for that unit.
AWARD SUMMARY

Participant:	Deborah Telman
Grant Date:	July 25, 2022
Number of Shares Subject to Award:	8,230 shares of Common Stock (the “Shares”)
Vesting Schedule:	Subject to Paragraphs 3 and 5, the Shares will vest in as follows: (i) 25% of the Shares on the first anniversary of the Grant Date and (ii) 6.25% of the Shares quarterly thereafter through the fourth anniversary of the Grant Date, in each case, subject to the Participant’s Continuous Service through each vesting date.
Issuance Schedule	Shares that have become vested will be issued no later than the later of (i) the close of the calendar year in which the Shares vest pursuant to the Vesting Schedule or (ii) the 15th day of the third calendar month following the applicable vesting date, in each case subject to the Company’s collection of applicable Withholding Taxes pursuant to Paragraph 7.
2.Limited Transferability. Prior to actual receipt of the Shares which vest hereunder, Participant may not transfer any interest in the Award or the underlying Shares or pledge or otherwise hedge the sale of those Shares, including through any short sale or any acquisition or disposition of any put or call option or other instrument tied to the value of the underlying Shares. However, any Shares which vest hereunder, but which otherwise remain unissued at the time of Participant’s death will be transferred to Participant’s designated beneficiary or, if none or if a beneficiary designation is not permitted by the Administrator or not valid under Applicable Laws, to Participant’s estate.
3.Cessation of Continuous Service.
(a)Except as otherwise provided in this Paragraph 3 or in Paragraph 5, should Participant cease Continuous Service for any reason prior to vesting in one or more Shares pursuant to the Vesting Schedule, then the Award will be immediately cancelled and forfeited with respect to those unvested Shares.
(b)Retirement. In the event Participant ceases Continuous Service (i) at least 12 months following the Grant Date and (ii) (A) after attaining age 55 and completing at least 10 years of Continuous Service or (B) after attaining age 65, then Participant will continue to vest in unvested Shares granted hereunder in accordance with the Vesting Schedule as if such Participant had remained in Continuous Service. Any Shares which vest pursuant to this Paragraph 3(b) will be issued as set forth in Paragraph 1. Notwithstanding the foregoing, if the Company receives an opinion of counsel that there has been a legal judgment or legal development in Participant’s jurisdiction that would likely result in the favorable treatment applicable to the Award pursuant to this Paragraph 3(b) being deemed unlawful or discriminatory, then the Company will not apply this favorable treatment at the time of Participant’s cessation of Continuous Service, and the Award will be treated as set forth in Paragraph 3(a). Furthermore, if Participant is located in Hong Kong, the Netherlands, or Taiwan, Participant will not be eligible for the provisions of this Paragraph 3(b) and the Award will be treated as set forth in Paragraph 3(a).
(c)Death; Disability. In the event Participant ceases Continuous Service as a result of Participant’s death or Disability, then Participant will immediately vest in all unvested Shares at the time subject to the Award. The Shares that vest pursuant to this Paragraph 3(c) will be issued or distributed on or as soon as administratively practicable following the date of Participant’s cessation of Continuous Service, but in no event later than the later of (i) the close of the calendar year in which such cessation of Continuous Service occurs or (ii) the 15th day of the third calendar month following the date of such cessation of Continuous Service.
(d)Termination by the Company Without Cause or by Participant for Good Reason. If Participant’s Continuous Service is terminated by the Company without Cause or by Participant for Good Reason (as such term is defined in that certain offer letter by and between Participant and the Company dated as of June 2, 2022) prior to Participant completing two years of Continuous Service, then Participant will immediately vest in all unvested Shares at the time subject to the Award, subject to Participant’s execution and non-revocation of a waiver and general release of claims within the time period specified by and in the form then provided by the Company. The Shares that vest pursuant to this Paragraph 3(d) will be issued or distributed on or as soon as administratively practicable following the date of Participant’s cessation of Continuous Service, but in no event later than the later of (i) the close of the calendar year in which such cessation of Continuous Service occurs or (ii) the 15th day of the third calendar month following the date of such cessation of Continuous Service.
(e)For Cause Termination. Notwithstanding any other provision hereof, should Participant’s Continuous Service be terminated for Cause (or for a reason that is comparable to termination for Cause under employment laws in the jurisdiction where Participant is employed or under the terms of Participant’s employment agreement, if any), or should Participant engage in any other conduct, while in Continuous Service or following cessation of Continuous Service, that is materially detrimental to the business or affairs of the Company (or any Related Entity), as determined in the sole discretion of the Administrator, then the Award will be immediately cancelled and forfeited with respect to all Shares, whether or not vested at the time. Participant will thereupon cease to have any right or entitlement to receive any Shares under those cancelled units.
4.Stockholder Rights and Dividend Equivalents.
(a)Participant will not have any stockholder rights, including voting, dividend (except as provided in Paragraph 4(b)) or liquidation rights, with respect to the Shares subject to the Award until Participant becomes the record holder of those Shares upon their actual issuance.
(b)Notwithstanding the foregoing, if and to the extent that the Award is outstanding on the record date for any dividend or other distribution, whether regular or extraordinary and whether payable in cash, securities (other than Common Stock) or other property, and one or more Shares subject to the Award on such record date have not been delivered as of the payment date for such dividend or distribution and do not otherwise receive such dividend or distribution (i.e., those Shares are not otherwise treated as issued and outstanding for purposes of entitlement to the dividend or distribution pursuant to state law, the terms of such distribution or otherwise), then a special book account will be established for Participant and credited with a phantom dividend that is equivalent to the actual dividend or distribution which would have been paid on such Shares at the time subject to the Award had they been issued and outstanding and entitled to that dividend or distribution. As such Shares subsequently vest hereunder, the dividend equivalents so credited to those Shares in the book account will vest, and those vested dividend equivalents will be distributed to Participant (in the form of additional Shares or in such other form as the Administrator deems appropriate under the circumstances) concurrently with the issuance of the vested Shares to which those dividend equivalents relate, and correspondingly, as such Shares are forfeited or cancelled under the Award (including in accordance with Paragraph 3), the dividend equivalents so credited to those Shares in the book account will be forfeited or cancelled. Settlement of dividend equivalents will be subject to the Company’s collection of applicable Withholding Taxes. The Administrator will have the sole discretion to determine the dollar value of any dividend or distribution paid other than in the form of cash, and its determination will be controlling. No dividend equivalent amount will be paid or distributed on shares of Common Stock under the Award that are forfeited, cancelled or that otherwise are not issued or issuable under the Award.

5.Change in Control.
(a)At the time of a Change in Control, the Award may be (i) assumed or otherwise continued in full force and effect by the surviving corporation, (ii) replaced with an economically-equivalent substitute award or (iii) replaced with a cash retention program of the successor corporation that is in a dollar amount equal to the Fair Market Value of the Shares underlying outstanding Restricted Stock Units under the Award (as measured immediately prior to the Change in Control) and provides for the subsequent vesting and payout of that dollar amount in accordance with the same vesting and issuance provisions that would otherwise be in effect for those Shares in the absence of the Change in Control. In the event the Award is assumed or otherwise continued in effect, the Restricted Stock Units subject to the Award will be adjusted immediately after the consummation of the Change in Control in accordance with Section 9 of the Plan.
(b)In the event of an assumption, continuation or replacement of the Award under Paragraph 5(a), no accelerated vesting of the Restricted Stock Units will occur at the time of the Change in Control, and the Award will instead be subject to accelerated vesting as follows:
(i)If Participant’s Continuous Service is terminated without Cause, or if Participant resigns from Continuous Service due to a Constructive Termination, at any time during the period beginning with the execution date of the definitive agreement for that Change in Control and ending with the earlier of (A) the termination of that definitive agreement without the consummation of such Change in Control or (B) the expiration of the Applicable Acceleration Period following the consummation of such Change in Control (or as otherwise provided in Paragraph 3(d)), then Participant will immediately vest in all unvested Shares (or any replacement securities or cash proceeds) at the time subject to the Award.
(ii)The Shares (or any replacement securities or cash proceeds) that vest pursuant to this Paragraph 5(c) will be issued or distributed on or as soon as administratively practicable following the date of Participant’s cessation of Continuous Service, but in no event later than the later of (I) the close of the calendar year in which such cessation of Continuous Service occurs or (II) the 15th day of the third calendar month following the date of such cessation of Continuous Service.
(c)If the Award is not assumed, continued or replaced in under Paragraph 5(a), then the Award will fully vest immediately prior to the consummation of the Change in Control. The Shares subject to the vested Award will be converted into the right to receive for each such Share the same consideration per Share payable to the other stockholders of the Company upon consummation of that Change in Control, and such consideration per Share will be distributed to Participant by no later than the 10th business day following the earliest to occur of (i) the date the Share would have otherwise vested and been issued pursuant to the Vesting and Issuance Schedules set forth in Paragraph 1 in the absence of such Change in Control, (ii) the date of Participant’s cessation of Continuous Service, or (iii) the first date following the Change in Control on which the distribution can be made without contravention of any applicable provisions of Section 409A of the Code.
(d)This Agreement will not in any way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.
6.Settlement of Award.
(a)On each date on which one or more Shares are to be issued in accordance with this Agreement, the Company will issue to or on behalf of Participant a certificate (which may be in electronic form) for those Shares and will concurrently distribute to Participant any dividend equivalents with respect to those Shares (in the form of additional Shares or in such other form as the Administrator deems appropriate under the circumstances), subject in each instance to the Company’s collection of the applicable Withholding Taxes.
(b)Except as otherwise provided in Paragraph 5, the settlement of all Restricted Stock Units which vest under the Award will be made solely in Shares. In no event, however, will any fractional Shares be issued. Accordingly, the total number of Shares to be issued at the time the Award vests (including any Shares issued in settlement of dividend equivalents) will, to the extent necessary, be rounded down to the next whole Share in order to avoid the issuance of a fractional Share.
(c)The issuance of Shares pursuant to the Award will be subject to compliance by the Company and Participant with all Applicable Laws relating thereto, as determined by counsel for the Company.
(d)The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale of any Common Stock pursuant to the Award will relieve the Company of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. The Company, however, will use its reasonable best efforts to obtain all such approvals.
7.Withholding Taxes.
(a)Participant acknowledges that, regardless of any action the Company or the applicable Related Entity employing or retaining the Participant (the “Employer”) may take with respect to any or all Withholding Taxes related to the Award or Participant’s participation in the Plan and legally applicable to Participant, the ultimate liability for all such Withholding Taxes is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Participant further acknowledges that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Withholding Taxes in connection with any aspect of the Award, including the grant, vesting or settlement of the Award, the issuance of Shares (or other property) upon settlement of the Award, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends or dividend equivalents; and (ii) do not commit to, and are under no obligation to, structure the terms of the grant or any aspect of the Award to reduce or eliminate Participant’s liability for Withholding Taxes or achieve any particular tax result. Further, if Participant has become subject to Withholding Taxes in more than one jurisdiction, Participant acknowledges that the Company and the Employer (or a former employer, as applicable) may be required to withhold or account for Withholding Taxes in more than one jurisdiction.
(b)The Company will collect, and Participant hereby authorizes the Company to collect, the Withholding Taxes with respect to the Shares issued under this Agreement (including Shares issued in settlement of dividend equivalents) through an automatic Share withholding procedure pursuant to which the Company will withhold, immediately as the Shares are issued under the Award, a portion of those Shares with a Fair Market Value (measured as of the issuance date) equal to the amount of such Withholding Taxes (the “Share Withholding Method”), unless the Share Withholding Method is not permissible or advisable under local law or until the Company otherwise decides, in its sole discretion, to no longer utilize the Share Withholding Method and provides Participant with a corresponding notice. If the obligation for Withholding Taxes is satisfied by using the Share Withholding Method, then Participant will, for tax purposes, be deemed to have been issued the full number of Shares subject to the vested Award, notwithstanding that a number of the Shares are withheld solely for the purpose of paying the applicable Withholding Taxes.
(c)If the Share Withholding Method is not used, then the Withholding Taxes will be collected from Participant through a broker-dealer sale and remittance procedure in accordance with Section 7(d) of the Plan. Participant will, promptly upon request from the Company, execute (whether manually or through electronic acceptance) an appropriate sales authorization (in form and substance reasonably satisfactory to the Company) that authorizes and directs the broker to effect such broker-dealer sale and remittance transactions and remit the sale proceeds, net of brokerage fees and other applicable charges, to the Company in satisfaction of the applicable Withholding Taxes. However, no broker-dealer sale and remittance transaction will be effected unless (i) such a sale is at the time permissible under the Company’s insider trading policies governing the sale of Common Stock and (ii) the transaction is not otherwise deemed to constitute a prohibited loan under Section 402 of the Sarbanes-Oxley Act of 2002.
(d)If the Company determines that such broker-dealer sale and remittance procedure is not permissible or advisable at the time or if Participant otherwise fails to effect a timely sales authorization as required by this Agreement, then the Company may, in its sole discretion, elect either to defer the issuance of the Shares until such procedure can be effected in accordance with Participant’s executed sale directive or to collect the applicable Withholding Taxes through Participant’s delivery of Participant’s separate check payable to the Company (or a wire transfer of funds to the Company) in the amount of such Withholding Taxes or by withholding such amount from other wages payable to Participant. In no event will any Shares be issued in the absence of an arrangement reasonably satisfactory to the Company for the satisfaction of the applicable Withholding Taxes.
(e)The Company will collect the Withholding Taxes with respect to dividend equivalents distributed in a form other than Shares by withholding a portion of that distribution equal to the amount of the applicable Withholding Taxes, with the cash portion of the distribution to be the first portion so withheld, or through such other tax withholding arrangement as the Company deems appropriate, in its sole discretion.
(f)The Company may withhold or account for Withholding Taxes by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates in Participant’s jurisdiction, in which case Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Common Stock), or if not refunded, Participant may seek a refund from local tax authorities. In the event of under-withholding, Participant may be required to pay any additional Withholding Taxes directly to the applicable tax authority or to the Company or the Employer.
(g)Notwithstanding the foregoing, to the extent Participant is subject to taxation in the United States, the Withholding Taxes required to be withheld by the Company in connection with the vesting (as determined under applicable tax laws) of the Shares or any other amounts hereunder will in all events be collected from Participant no later than the last business day of the calendar year in which those Shares or other amounts vest (as determined under applicable tax laws). Accordingly, to the extent the applicable issuance date for one or more vested Shares or the distribution date for such other amounts is to occur in a year subsequent to the calendar year in which those Shares or other amounts vest, Participant will, if so requested by the Company, on or before the last business day of the calendar year in which such Shares or other amounts vest, deliver to the Company a check payable to its order (or a wire transfer of funds to the Company) in the dollar amount equal to Withholding Taxes required to be withheld with respect to those Shares or other amounts. Alternatively, the Company may, in its sole discretion, elect to withhold the dollar amount equal to the Withholding Taxes required to be withheld with respect to those Shares or other amounts from other wages payable to Participant, or through such other tax withholding arrangement as the Company deems appropriate, in its sole discretion. The provisions of this Paragraph 7(g) are applicable only to the extent necessary to comply with the applicable tax withholding requirements of Section 3121(v) of the Code.
8.Leaves of Absence. For purposes of applying the various vesting provisions of this Agreement, the Administrator, in its sole discretion, may determine that Participant will be deemed to cease Continuous Service on the commencement date of any leave of absence and not remain in Continuous Service during the period of that leave, except to the extent otherwise required under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any or pursuant to the following policy:
(a)Participant will receive Continuous Service credit for such vesting purposes for (i) the first three months of an approved personal leave of absence and (ii) the first seven months of any bona fide leave of absence (other than an approved personal leave), but in no event beyond the expiration date of such leave of absence.
(b)In no event, however, will Participant be deemed, for vesting purposes hereunder, to remain in Continuous Service beyond the earlier of (i) the expiration date of that leave of absence, unless Participant returns to active Continuous Service on or before that date or (ii) the date Participant’s Continuous Service actually terminates by reason of Participant’s voluntary or involuntary termination or by reason of Participant’s death or Disability.
9.Insider Trading Restrictions/Market Abuse Laws. Participant may be subject to insider trading restrictions or market abuse laws based on the exchange on which the Shares are listed and in applicable jurisdictions including the United States and Participant’s country or Participant’s broker’s country, if different, which may affect Participant’s ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., Restricted Stock Units) or rights linked to the value of Shares (e.g., dividend equivalents) during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws in applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant placed before Participant possessed inside information. Furthermore, Participant could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. Participant acknowledges that it is Participant’s responsibility to comply with any applicable restrictions and Participant should speak with Participant’s personal legal advisor on this matter.
10.Deferred Issuance Date. Notwithstanding any provision to the contrary in this Agreement, to the extent Participant is subject to taxation in the United States and the Award may be deemed to create a deferred compensation arrangement under Section 409A of the Code, then the following limitations will apply:
(a)No Shares or other amounts which become issuable or distributable under this Agreement upon Participant’s Separation from Service will actually be issued or distributed to Participant prior to the earlier of (i) the first day of the seventh month following the date of such Separation from Service or (ii) the date of Participant’s death, if Participant is deemed at the time of such Separation from Service to be a specified employee under Section 1.409A-1(i) of the Treasury Regulations issued under Section 409A of the Code, as determined by the Administrator, and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code. The deferred Shares or other distributable amount will be issued or distributed in a lump sum on the first day of the seventh month following the date of Participant’s Separation from Service or, if earlier, the first day of the month immediately following the date the Company receives proof of Participant’s death. As used herein, “Separation from Service” means the Participant’s cessation of Continuous Service that is considered a separation from service under Treasury Regulations Section 1.409A-1(h).
(b)To the extent there is any ambiguity as to whether any provision of this Agreement would otherwise contravene one or more requirements or limitations of Section 409A of the Code, such provisions shall be interpreted and applied in a manner that does not result in a violation of the applicable requirements or limitations of Code Section 409A of the Code and the Treasury Regulations thereunder.

(c)Each installment of Shares issuable pursuant to this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code.
11.Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement will be in writing and addressed to the Company at its principal corporate offices. Any notice required to be given or delivered to Participant will be in writing and addressed to Participant at the most current address then indicated for Participant on the Company’s employee records or will be delivered electronically to Participant through the Company’s electronic mail system or through the on-line brokerage firm authorized by the Company to effect the sale of the Shares issued hereunder. All notices will be deemed effective upon personal delivery or delivery through the Company’s electronic mail system or upon deposit in the U.S. or local country mail, postage prepaid and properly addressed to the party to be notified.
12.Successors and Assigns. Except to the extent otherwise provided in this Agreement, the provisions of this Agreement will inure to the benefit of, and be binding upon, the Company and its successors and assigns and Participant, Participant’s assigns, and the legal representatives, heirs and legatees of Participant’s estate.
13.Construction; Interpretation. This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. In the event of any conflict between the provisions of this Agreement and the terms of the Plan, the terms of the Plan will control. All decisions of the Administrator with respect to any question or issue arising under the Plan or this Agreement will be conclusive and binding on all persons having an interest in the Award. Unless the context requires otherwise, all references to laws, regulations, contracts, agreements, plans and instruments refer to such laws, regulations, contracts, agreements, plans and instruments as they may be amended from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. The word “or” is not exclusive. Words in the masculine gender include the feminine gender, and where appropriate, the plural includes the singular and the singular includes the plural. All references to “including” shall be construed as meaning “including without limitation.”
14.Governing Law and Venue.
(a)The interpretation, performance and enforcement of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without resort to its conflict-of-laws rules.
(b)For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the Award and this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of San Mateo County, California, or the federal courts for the Northern District of California, and no other courts where the grant of the Restricted Stock Units is made or to be performed.

15.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
16.Acknowledgment of Nature of Plan and Award. In accepting the Award, Participant acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;
(c)all decisions with respect to future Awards or other grants, if any, will be at the sole discretion of the Company;
(d)the Award and Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company, the Employer or any Related Entity and shall not interfere with the ability of the Company, the Employer or any Related Entity, as applicable, to terminate Participant’s employment or service relationship (if any);
(e)Participant’s participation in the Plan is voluntary;
(f)the Award and the Shares subject to the Award, and the income and value of same, are not intended to replace any pension rights or compensation;
(g)the Award and the Shares subject to the Award, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, holiday pay, bonuses, long-service awards, leave-related payments, pension or retirement or welfare benefits or similar payments;
(h)the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with any certainty;
(i)no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from termination of Participant’s Continuous Service by the Employer or the Company (or any Related Entity) (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any), and in consideration of the Award, Participant irrevocably agrees not to institute any claim against the Company, the Employer or any Related Entity, waives Participant’s ability, if any, to bring any such claim and releases the Company, the Employer and any Related Entity from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;
(j)unless otherwise agreed with the Company in writing, the Award and the Shares subject to the Award, and the income and value of same, are not granted as consideration for, or in connection with, any service Participant may provide as a director of the Company or a Related Entity;
(k)unless otherwise provided in the Plan or by the Company in its discretion, the Restricted Stock Units and the benefits evidenced by this Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and
(l)neither the Company, the Employer nor any Related Entity shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Restricted Stock Units or of any amounts due to Participant pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any Shares acquired upon settlement.
17.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan or Participant’s acquisition or sale of the underlying Shares. Participant should consult with Participant’s personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan or the Restricted Stock Units.
18.Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Participant or other Participants.
19.Data Privacy.
(a)Data Privacy Consent. By electing to participate in the Plan via the Company’s online acceptance procedure, Participant is declaring that Participant agrees with the data processing practices described herein and consents to the collection, processing and use of Personal Data (as defined below) by the Company and the Related Entities and the transfer of Personal Data to the recipients mentioned herein, including recipients located in countries which do not adduce an adequate level of protection from a European (or other) data protection law perspective, for the purposes described herein.
(b)Declaration of Consent. Participant understands that Participant needs to review the following information about the processing of Participant’s personal data by or on behalf of the Company, the Employer or any Related Entity as described in the Agreement and any other Plan materials (the “Personal Data”) and declare Participant’s consent. As regards the processing of Participant’s Personal Data in connection with the Plan and this Agreement, Participant understands that the Company is the controller of Participant’s Personal Data.
(c)Data Processing and Legal Basis. The Company collects, uses and otherwise processes Personal Data about Participant for the purposes of allocating Shares and implementing, administering and managing the Plan. Participant understands that this Personal Data may include Participant’s name, home address and telephone number, email address, date of birth, social insurance number, passport number or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to shares of stock or equivalent benefits awarded, cancelled, exercised, vested, unvested or outstanding in Participant’s favor. The legal basis for the processing of Participant’s Personal Data, where required, will be Participant’s consent.
(d)Stock Plan Administration Service Providers. Participant understands that the Company transfers Participant’s Personal Data, or parts thereof, to E*TRADE Financial Services, Inc. (and its affiliated companies), an independent service provider based in the United States which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Participant’s Personal Data with such different service provider that serves the Company in a similar manner. Participant understands and acknowledges that the Company’s service provider will open an account for Participant to receive and trade Shares acquired under the Plan and that Participant will be asked to agree on separate terms and data processing practices with the service provider, which is a condition of Participant’s ability to participate in the Plan.
(e)International Data Transfers. Participant understands that the Company and, as of the date hereof, any third parties assisting in the implementation, administration and management of the Plan, such as E*TRADE Financial Services, Inc., are based in the United States. Participant understands and acknowledges that Participant’s country may have enacted data privacy laws that are different from the laws of the United States. The Company’s legal basis for the transfer of Participant’s Personal Data is Participant’s consent.
(f)Data Retention. Participant understands that the Company will use Participant’s Personal Data only as long as is necessary to implement, administer and manage Participant’s participation in the Plan, or to comply with legal or regulatory obligations, including under tax and securities laws. In the latter case, Participant understands and acknowledges that the Company’s legal basis for the processing of Participant’s Personal Data would be compliance with the relevant laws or regulations. When the Company no longer needs Participant’s Personal Data for any of the above purposes, Participant understands the Company will remove it from its systems.
(g)Voluntariness and Consequences of Denial/Withdrawal of Consent. Participant understands that Participant’s participation in the Plan and Participant’s consent is purely voluntary. Participant may deny or later withdraw Participant’s consent at any time, with future effect and for any or no reason. If Participant denies or later withdraws Participant’s consent, the Company can no longer offer Participant participation in the Plan or offer other equity awards to Participant or administer or maintain such awards and Participant would no longer be able to participate in the Plan. Participant further understands that denial or withdrawal of Participant’s consent would not affect Participant’s status or salary as an employee or Participant’s career and that Participant would merely forfeit the opportunities associated with the Plan.
(h)Data Subject Rights. Participant understands that data subject rights regarding the processing of Personal Data vary depending on the Applicable Laws and that, depending on where Participant is based and subject to the conditions set out in the Applicable Laws, Participant may have, without limitation, the rights to (i) inquire whether and what kind of Personal Data the Company holds about Participant and how it is processed, and to access or request copies of such Personal Data, (ii) request the correction or supplementation of Personal Data about Participant that is inaccurate, incomplete or out-of-date in light of the purposes underlying the processing, (iii) obtain the erasure of Personal Data no longer necessary for the purposes underlying the processing, processed based on withdrawn consent, processed for legitimate interests that, in the context of Participant’s objection, do not prove to be compelling, or processed in non-compliance with applicable legal requirements, (iv) request the Company to restrict the processing of Participant’s Personal Data in certain situations where Participant feels its processing is inappropriate, (v) object, in certain circumstances, to the processing of Personal Data for legitimate interests, and to (vi) request portability of Participant’s Personal Data that Participant has actively or passively provided to the Company (which does not include data derived or inferred from the collected data), where the processing of such Personal Data is based on consent or Participant’s employment and is carried out by automated means. In case of concerns, Participant understands that Participant may also have the right to lodge a complaint with the competent local data protection authority. Further, to receive clarification of, or to exercise any of, Participant’s rights, Participant understands that Participant should contact Participant’s local human resources representative.
20.Plan Prospectus. The official prospectus for the Plan is available on the Company’s intranet at: GNet > Employee Resources > Stock Awards > Plan Documents. Participant may also obtain a printed copy of the prospectus by contacting Stock Plan Services at stockplanservices@gilead.com.
21.Language. By electing to accept this Agreement, Participant acknowledges that Participant is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English so as to allow Participant, to understand the terms and conditions of this Agreement. Further, if Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version differs in substance from the English version, the English version will control.
22.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
23.Participant Acceptance. Participant must accept the terms and conditions of this Agreement either electronically through the electronic acceptance procedure established by the Company or through a written acceptance delivered to the Company in a form satisfactory to the Company. In no event will any Shares be issued (or other securities or property distributed) under this Agreement in the absence of such acceptance.
24. Foreign Account / Assets Reporting. Depending upon the country to which laws Participant is subject, Participant may have certain foreign asset or account reporting requirements that may affect Participant’s ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends or dividend equivalents received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside Participant’s country. Participant’s country may require that Participant report such accounts, assets or transactions to the applicable authorities in Participant’s country. Participant is responsible for knowledge of and compliance with any such regulations and should speak with Participant’s own personal tax, legal and financial advisors regarding same.
25.Addendum. Notwithstanding any provisions in this Agreement, the Award shall be subject to any special terms and conditions set forth in any addendum to this Agreement setting forth special terms and conditions for Participant’s country (the “Addendum”). Moreover, if Participant relocates to one of the countries included in the Addendum, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary for legal or administrative reasons. The Addendum constitutes part of this Agreement.
26.Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Award and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly-authorized officer on the day and year first indicated above.

GILEAD SCIENCES, INC.
/s/ Jyoti Mehra
By:	Jyoti Mehra
Title:	EVP, Human Resources

PARTICIPANT:	/s/ Deborah Telman
By:	Deborah Telman
Date:

By electronically accepting the Award, Participant agrees that the Award is granted under and governed by the terms and conditions of the Plan and the Agreement, including the terms and conditions set forth in any Addendum to the Agreement for Participant’s country. Participant has reviewed the Plan and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to accepting the Agreement and fully understands all provisions of the Plan and Agreement.
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